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                                                                    Exhibit 20.2

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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       LEGAL ACTION FILED IN 150/th/ DISTRICT COURT, BEXAR COUNTY, TEXAS


VANCOUVER, BC, January 2, 2001 - LML PAYMENT SYSTEMS, INC. (the "Corporation") (Nasdaq: LMLP), has received a complaint filed by Todd H. Moore ("Moore") against the Corporation in the 150th District Court, Bexar County, Texas. Moore is seeking an order directing the Corporation to deliver an option to purchase 250,000 shares of the Corporation's common stock at $1.50 per share, or, alternatively, damages of $10 million, and certain other relief. Moore alleges that the Corporation retained him in 1998 to assist in raising media exposure of the Corporation and that as compensation for such services Moore was to receive the stock option.

In December 1999, Moore filed a similar suit against the Corporation in the United States District Court, Western District of Washington, alleging substantially the same facts as those set forth above. The original suit was dismissed with prejudice on June 5, 2000. The Corporation contends that as a result of the dismissal with prejudice in the prior case, Moore is precluded from bringing substantially the same suit in a Texas court. The Corporation believes this suit is without merit and intends to defend this action vigorously.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260